Exhibit 10.1

May 18, 2020

Farshad Guirakhoo, Ph.D.

21 Ferry landing lane NW

Apt 1708

Atlanta GA 30305

Re: Revised Employment Arrangements

Dear Farshad,

We are disappointed that you have chosen to leave full-time employment as our Chief Science Officer, but we certainly understand your desire to move to Europe to be closer to your siblings.

As you know, your contributions to GeoVax over the last several years have been key to moving us forward.

We very much appreciate your willingness to continue as our Chief Science Officer on a part-time basis after June 4, 2020, which will be your last day of full-time employment. We will make appropriate accommodations to allow for the continuation of your service as CSO. Effective June 1, 2020, you will work remotely, given your planned relocation to Europe. With our recent collective experiences in working remotely during the COVID-19 pandemic, we believe this can be accomplished quite effectively.

It is my intention with this letter to outline what we have agreed to. It supplements and amends our existing agreements.

Continuation of Service as CSO During Part-Time Employment and Vacation Payout Period

As you know, your continued services as Chief Scientific Officer are crucial to the Company’s success in the near future. Beginning June 1, your salary deferral will be discontinued, and your salary will be restored to its full amount ($20,833.33/mo., or $961.54 per day). The additional payment for housing assistance ($1,500.mo) will be eliminated.

We recognize that, as of May 31, you have accumulated 31 days of unpaid vacation. Beginning June 1, 2020, we will continue to pay your salary at your current rate, recognizing that you will devote 2 days per week to Company business, with the other 3 days per week being applied to a reduction of your accrued vacation. Under this arrangement, your accumulated vacation will be exhausted on August 10. At that time, we will mutually agree to the amount of time you will devote to Company business from that date forward and your salary will be adjusted proportionately, based on your annualized base salary (before deferrals). During this time, you will continue to be eligible for all Company benefit plans provided by Insperity. You will also be available, by remote access, as needed to support our efforts and assist us in the transition to a new CSO.

 GeoVax Labs, Inc.  –  1900 Lake Park Drive, Suite 380  –  Atlanta, Georgia  30080  USA  –  678.384.7220 tel  –  678.384.7281 fax – www.geovax.com

We understand that you have agreed to take a position as CSO of United Neuroscience (“UNS”)] effective June 5, 2020. We agree that, given the business of UNS, there is no apparent conflict of interest in your continuing to work for GeoVax. Please be sure to inform UNS of our arrangement and confirm to us that it will pose no problem from their point of view. We will expect you to manage your time so as to provide both UNS and GeoVax with the agreed-upon support.

Confirmation of Deferred Salary Amounts Owed – Pursuant to the Salary Deferral Agreement dated July 1, 2017, you have been deferring receipt of 25% of your base salary. Through May 31, the accumulated amounts owed to you under this arrangement will amount to $182,292. We confirm this amount as owed to you, and also confirm to you that, as previously contemplated, in lieu of a cash payment you will be entitled to ultimately receive the same form (cash, stock, etc.) and proportion of payout as all other officers and directors who have entered into similar arrangements. That will be confirmed in the general release we will ask for at the time of termination of your employment.

This Agreement may be terminated by either party upon 10 calendar days’ notice to the other party. If terminated prior to the exhaustion of accrued vacation pay discussed above, then the remaining unpaid vacation shall remain owed to you and paid in cash as salary continuance. We agree that your employment termination will be a voluntary termination by you without cause under your employment agreement with us, and that the above-described vacation pay and deferred salary will be all that is due. Except as specifically amended by this letter agreement, the employment agreement, as amended, and the salary deferral agreement remain in full force and effect. For example, we do not waive any of our rights, or your obligations, under Section 15 of your employment agreement.

If this letter sets forth our agreement, I would appreciate it if you would sign a copy and return it to me by email as soon as possible.

Thank you,

/s/ David A. Dodd

David A. Dodd

President & CEO

Agreed:

/s/ Farshad Guirakhoo

Farshad Guirakhoo, Ph.D.

Chief Scientific Officer